EXHIBIT 10.1

WNI/Tennessee, L.P.

P.O. Box 924133

Houston, Texas 77292-4133

RE:	Lease Dated:	October 2, 2003
Landlord:	WNI/Tennessee, L.P.
Tenant:	AF Services, LLC, a limited liability company as successor to
AF Services, Inc., a Delaware corporation
Premises:	Approximately 212,000 square feet in Landlord's
Southpoint Industrial Center, Memphis, Tennessee

Gentlemen:

Reference is made to the captioned Lease Contract dated October 2, 2003, together with all subsequent amendments and extensions thereto, collectively herein referred to as "Lease", for a term which shall terminate December 31, 2006. Tenant is hereby exercising the 1st option to extend the Lease for a period of three (3) years commencing January 1, 2007 and continuing through December 31, 2009 in accordance with the Addendum to Lease Agreement. Tenant’s 2nd option and 3rd option to extend the Lease for a period of three (3) years each, as set forth in the Addendum to Lease Agreement, shall remain in full force and effect. Therefore, the parties hereby agree as follows:

1.        This Renewal Letter, when executed by the parties extends said Lease from January 1, 2007 through December 31, 2009, unless sooner terminated in accordance with the terms of the Lease.

2.	The monthly Base Rent shall be as follows:

January 1, 2007 – December 31, 2009: $47,346.67 per month

3.        Provided Tenant is not then in default under the Lease Contract, Landlord shall fund to Tenant the lesser of: (i) $30,000.00; or (ii) an amount equal to Tenant's actual cost for interior modifications and/or refurbishment of the existing office area in the Project (“Tenant’s Work”) (which may not include any trade fixtures). Such sum shall be paid to Tenant upon receipt by Landlord of paid contractors' invoices or receipts evidencing Tenant's actual cost of Tenant’s Work.

4.        As of the effective date of this Renewal Letter and notwithstanding anything to the contrary contained in Article 6.06 of the Lease Agreement, Landlord hereby acknowledges Tenant will not be required to remove any alterations, additions or improvement to the existing office configuration of the Leased Premises.

Except as otherwise provided in this Renewal Letter, all of the terms and provisions of the Lease shall be applicable during such extension period unless any such interpretation is expressly negated. Tenant acknowledges that there are no off-sets or defenses against enforcement of the Lease as of this date, and Landlord is not in default of any obligation thereunder.

WNI/Tennessee, L.P.

THE SUBMISSION OF THIS DOCUMENT FOR EXAMINATION AND/OR EXECUTION HEREOF SHALL BECOME EFFECTIVE ONLY UPON EXECUTION BY ALL PARTIES HERETO AND DELIVERY OF A FULLY EXECUTED COUNTERPART BY LANDLORD TO THE OTHER PARTIES HERETO.

AGREED AND ACCEPTED on the date signed by Landlord set forth below.

ATTEST:	AF SERVICES, LLC,
a Delaware limited liability company

___________________________

Secretary	By:	/s/ Simon Abuyounes
Name:	Simon Abuyounes

Title: Manager

TENANT

WNI/TENNESSEE, L.P.,

a Delaware limited partnership

By: WNI/Tennessee Holdings, Inc.,

a Delaware corporation,
General Partner

By:	/s/ Jeffrey A. Tucker
Name:	Jeffrey A. Tucker

Title: Sr. Vice President/General Counsel

Date:

LANDLORD

LAC/LWA/KI

Revised 9/06/06 (THM)

P0400 LAF00SI01

CONSENT OF GUARANTOR

PC MALL, INC., Guarantor of the obligations of tenant by instrument dated October 2, 2003 hereby consents to the foregoing Renewal Letter. Guarantor is granting its consent for the sole purpose of providing comfort to Landlord and such consent shall not be construed to create, or deemed to create, any right of consent not expressly granted or required in the Guaranty. The terms and provisions of said Guaranty shall remain in full force and effect and shall apply to the Lease, as such Lease has been amended herein.

PC MALL, INC.

By:	/s/ Theodore R. Sanders
Name:	Theodore R. Sanders
Title:	Chief Financial Officer

GUARANTOR